Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 5, 2007 with respect to the consolidated balance sheets of the Board of Trade of the City of New York, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2006, incorporated by reference in this Form 8-K/A.
/s/ Ernst & Young LLP

New York, New York
March 13, 2007